Exhibit 99.B14(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Combined Prospectus/Proxy Statement filed with Form N-14 under the Securities Act of 1933 related to the proposed combinations of the Victory Government Mortgage Fund with the Victory Fund For Income and the Victory Ohio Regional Stock Fund with the Victory Established Value Fund, of our report dated December 16, 1999 on our audits of the financial statements and financial highlights of The Victory Portfolios (comprising the Gradison Government Reserves Fund, Institutional Money Market Fund, Federal Money Market Fund, U.S. Government Obligations Fund, Prime Obligations Fund, Financial Reserves Fund, Tax-Free Money Market Fund, Ohio Municipal Money Market Fund, Limited Term Income Fund, Intermediate Income Fund, Fund For Income, Government Mortgage Fund, Investment Quality Bond Fund, National Municipal Bond Fund, New York Tax-Free Fund, Ohio Municipal Bond Fund, Balanced Fund, Convertible Securities Fund, Real Estate Investment Fund, Value Fund, Lakefront Fund, Established Value Fund, Diversified Stock Fund, Stock Index Fund, Growth Fund, Special Value Fund, Ohio Regional Stock Fund, Small Company Opportunity Fund, International Growth Fund, LifeChoice Conservative Investor Fund, LifeChoice Moderate Investor Fund, and LifeChoice Growth Investor
Fund) which report is included in the Annual Report to Shareholders for the year ended October 31, 1999. We also consent to the reference to our Firm under the caption "Financial Statements" in the Combined Prospectus/Proxy Statement filed with Form N-14 under the Securities Act of 1933 related to the proposed combination of the Victory Government Mortgage Fund with the Victory Fund For Income and the Victory Ohio Regional Stock Fund with the Victory Established Value Fund.



/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
December 30, 1999

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